S&P GLOBAL REPORTS
4th QUARTER AND FULL-YEAR 2019 RESULTS

Delivered Solid Financial Results

4th Quarter Revenue Increased 13% and Full-Year Revenue Increased 7%

Diluted EPS Increased 8% to $2.20 in the 4th Quarter and 11% to $8.60 for the Full Year

Adjusted Diluted EPS Increased 14% to $2.53 in the 4th Quarter and 12% to $9.53 for the Full Year

$1.8 Billion Returned to Shareholders Through Share Repurchases and Dividends in 2019

Made Substantial Progress on 2019 Growth Investments and New Product Launches

Acquired ESG Ratings Business from RobecoSAM to Bolster Company's Position as Premier Resource for Essential ESG Data, Ratings, Benchmarks and Insights

New York, NY, February 6, 2020 – S&P Global (NYSE: SPGI) today reported fourth-quarter and full-year 2019 results. The Company reported fourth quarter 2019 revenue of $1.74 billion, an increase of 13% compared to the same period in 2018 with growth in all four businesses.

Fourth quarter net income increased 6% to $541 million and diluted earnings per share increased 8% to $2.20. Both increased due to revenue growth and productivity improvements partially offset by investment spending, payments associated with the early retirement of Company bonds, and a higher effective tax rate. Adjusted net income for the fourth quarter increased 11% to $621 million due to revenue growth and productivity improvements partially offset by investment spending and a higher effective tax rate. Adjusted diluted earnings per share increased 14% to $2.53. Pre-tax adjustments in the fourth quarter of 2019 totaled $106 million primarily due to payments associated with the early retirement of Company bonds, deal-related amortization, restructuring charges, and Kensho retention-related expenses.

For the full year, revenue increased 7% to $6.70 billion. 2019 net income increased 8% to $2.12 billion and diluted earnings per share increased 11% to $8.60. 2019 adjusted net income increased 9% to $2.35 billion and adjusted diluted earnings per share increased 12% to $9.53.

“During 2019, we successfully launched several new products, advanced numerous automation and productivity projects, and through a handful of acquisitions added unique new data sets, products, and services,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. He added, “While we are pleased with these accomplishments, there is much more to achieve. Again in 2020, we will invest in initiatives to advance our technology, create innovative new products, and expand globally. Much of the funding for these investments will be delivered through productivity and automation projects. With the capabilities we have, and those that we are building, we are even better positioned to provide the intelligence essential to advance progress.”

Profit Margin: For the full year, the Company’s operating profit margin improved by 360 basis points to 48.2% as the Company continued to achieve revenue growth and successfully deliver productivity improvements. The adjusted operating profit margin improved by 140 basis points to 50.2% in 2019.

Return of Capital: The Company returned $1.8 billion to shareholders in 2019 with $1.2 billion in share repurchases and $560 million in dividends. Share repurchases drove more than a 2% reduction in diluted weighted average shares outstanding during 2019. Beginning later this month, the Company expects to initiate a new $1 billion ASR program that will conclude no later than July 2020. As of December 31, 2019, the Company had 4.7 million shares remaining in its existing repurchase authority and on January 29, 2020, the Board of Directors of the Company granted an additional repurchase authority of 30 million shares.

Dividend: On January 29, 2020, the Board of Directors of S&P Global approved a 17.5% increase in the regular quarterly cash dividend on the Company’s common stock. The quarterly dividend will increase from $0.57 to $0.67 per share. The next dividend is payable on March 11, 2020, to shareholders of record on February 26, 2020. The new annualized dividend rate is $2.68 per share and has increased at an average compound annual growth rate of 10.1% since 1974. The Company has paid a dividend each year since 1937 and is one of only 24 companies in the S&P 500 that has increased its dividend annually for at least the last 47 years.

Strategy Update: At our Investor Day in May 2018, the Company initiated several medium-term aspirational targets. The first was a $100 million target for cost reduction savings. The Company estimates that, on a run-rate basis, $85 million in savings was achieved by year-end 2019. The second was to improve the adjusted operating profit margin for the Company from 46.5% at the end of 2017 to the low-50’s over the next few years. After achieving 230 basis points of improvement in 2018, the Company achieved an additional 140 basis points of improvement in 2019, reaching 50.2%. The Company will continue to work toward full achievement of these aspirational targets.

Ratings:

4th Quarter, 2019: Revenue increased 24% to $820 million. Non-transaction revenue increased 2% to $391 million during the quarter primarily due to increased fees associated with surveillance and intersegment royalties. Transaction revenue increased 55% to $429 million in the fourth quarter primarily due to strong bond rating activity offset partially by lower bank loan rating revenue.

Operating profit increased 33% to $473 million due to increased revenue. Operating profit margin increased 370 basis points to 57.7% in the quarter primarily due to increased revenue and productivity improvements offset partially by increased incentive compensation in the current period. Adjusted operating profit increased 29% to $473 million and adjusted operating profit margin improved 220 basis points to 57.7% in the quarter.

2019: Revenue increased 8% to $3.11 billion due primarily to increased global bond issuance offset partially by lower bank loan rating revenue. Operating profit increased 15% to $1.76 billion and operating profit margin improved 380 basis points to 56.8% primarily due to revenue growth and productivity improvements offset partially by increased incentive compensation. Adjusted operating profit increased 10% to $1.78 billion compared to 2018 and adjusted operating profit margin improved 120 basis points to 57.2%.

S&P Dow Jones Indices:

S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global’s income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Industry inflows into exchange-traded products reached $509 billion in 2019, of which $58 billion was added to ETFs associated with our indices. Year-end 2019 ETF AUM associated with our indices increased 30% from year-end 2018 to $1.7 trillion as a result of both stock market gains and fund inflows. Market volatility was lower in 2019 than 2018 resulting in decreased revenue associated with exchange-traded derivatives.

4th Quarter, 2019: Revenue increased 9% to $233 million in the fourth quarter of 2019. Revenue improved primarily due to increased asset-linked fees offset partially by decreased derivatives trading activity. Average AUM in exchange-traded funds based on SPDJI’s indices was $1.6 trillion in the quarter, an increase of 16% versus the fourth quarter of 2018.

Operating profit increased 10% to $157 million and operating profit margin increased 80 basis points to 67.2% primarily due to stronger revenue. Operating profit attributable to the Company increased 9% to $115 million. Adjusted operating profit increased 10% to $158 million. Adjusted operating profit margin increased 70 basis points to 67.8%. Adjusted operating profit attributable to the Company increased 9% to $116 million.

2019: Revenue increased 10% to $918 million and operating profit increased 12% to $630 million. Operating profit margin increased 130 basis points to 68.6%. Operating profit attributable to the Company increased 12% to $460 million. Adjusted operating profit increased 12% to $635 million. Adjusted operating profit margin increased 120 basis points to 69.2%. Adjusted operating profit attributable to the Company increased 12% to $465 million.

Market Intelligence:

4th Quarter, 2019: Reported revenue increased 5% to $502 million in the fourth quarter led by growth in Data Management Solutions and Credit Risk Services. Organic revenue grew 6%. Operating profit decreased 10% to $145 million and operating profit margin declined 480 basis points to 28.9%, primarily due to increased investment spending. Adjusted operating profit decreased 6% to $172 million and adjusted operating profit margin declined 410 basis points to 34.4%.

2019: Revenue increased 7% to $1.96 billion. Operating profit increased 11% to $607 million and operating profit margin increased 120 basis points to 31.0% primarily due to revenue gains and productivity improvements offset partially by investment spending. Adjusted operating profit grew 7% to $670 million and adjusted operating profit margin improved 10 basis points to 34.2%.

Platts:

4th Quarter, 2019: Reported revenue increased 1% to $213 million in the fourth quarter and organic revenue increased 2%. Operating profit increased 8% to $105 million and operating profit margin increased 310 basis points to 49.3% primarily due to cost reductions. Adjusted operating profit increased 6% to $107 million and adjusted operating profit margin improved 220 basis points to 50.4%.

2019: Revenue increased 4% to $844 million. Operating profit increased 15% to $438 million and operating profit margin increased 490 basis points to 51.9%. Adjusted operating profit increased 6% to $424 million and adjusted operating profit margin improved 110 basis points to 50.2%.

Corporate Unallocated:

Corporate Unallocated includes non-allocated corporate expenses; however, 2018 also includes Kensho revenue which, starting in 2019, is included in Market Intelligence.

4th Quarter, 2019: Corporate Unallocated operating loss increased by 15% to $(62) million primarily due to increased incentive compensation, professional fees, and restructuring partially offset by a reduction of Kensho retention-related expenses. Corporate Unallocated adjusted operating loss increased by 27% to $(45) million due to increased incentive compensation and professional fees.

2019: Corporate Unallocated operating loss improved by 8% to $(212) million primarily due to a $20 million contribution to the S&P Global Foundation in 2018, a reduction of Kensho retention-related expenses, and lower professional fees. Corporate Unallocated adjusted operating loss improved by 7% to $(145) million primarily due to the contribution to the S&P Global Foundation in 2018 and lower professional fees.

Provision for Income Taxes: The Company’s effective tax rates in 2019 and 2018 were 21.4% and 20.9%, respectively. This increase was due primarily to additional accruals for potential tax liabilities for prior years. The adjusted effective tax rates in 2019 and 2018 were 21.7% and 21.5%, respectively.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of the fourth quarter were $2.9 billion. For full-year 2019, cash provided by operating activities was $2.78 billion. Free cash flow was $2.52 billion, an increase of $721 million from 2018. Free cash flow, excluding tax audit settlements, tax on gains from divestitures, and the after-tax payments associated with legal settlements, was $2.58 billion, an increase of $577 million over 2018. In order to take advantage of historically low interest rates, during the fourth quarter the Company purchased $0.8 billion of outstanding debt and issued $1.1 billion in lower cost debt.

Outlook: The Company is introducing 2020 guidance with reported revenue expected to increase mid to high single-digits. On a U.S. GAAP basis, diluted EPS is expected to be in the range of $10.00 to $10.20 and adjusted diluted EPS is expected to be in the range of $10.40 to $10.60. Adjusted diluted EPS excludes amortization of intangibles related to acquisitions and Kensho retention plans. Free cash flow excluding certain items is expected to be in a range of $2.6 billion to $2.7 billion.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5, 7, and 8. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The

Company is not able to provide reconciliations of such forward looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward looking non-GAAP financial measures are not available without unreasonable effort.
The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the fourth quarter and full-year 2019 earnings results on a conference call scheduled for today, February 6, at 8:30 a.m. ET. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/4023623/Index?KeyGenPage=1073751596&event=1073752117. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until March 4, 2020. U.S. participants may call (800) 925-0943; international participants may call +1 (203) 369-3380 (long-distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪
worldwide economic, financial, political and regulatory conditions, including geopolitical uncertainty and conditions that may result from legislative, regulatory, trade and policy changes associated with the current U.S. administration;

▪
the rapidly evolving regulatory environment, in Europe, the United States and elsewhere, affecting Ratings, S&P Global Platts, Indices, and S&P Global Market Intelligence, including new and amended regulations and the Company’s compliance therewith;

▪
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;

▪	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

▪	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

▪
the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances and the potentially adverse impact of increased access to cash resulting from the Tax Cuts and Jobs Act;

▪	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

▪	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks and indices;

▪	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

▪
the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan, Syria, and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

▪	consolidation in the Company’s end-customer markets;

▪	the introduction of competing products or technologies by other companies;

▪	the impact of customer cost-cutting pressures, including in the financial services industry and commodities markets;

▪	a decline in the demand for credit risk management tools by financial institutions;

▪	the level of merger and acquisition activity in the United States and abroad;

▪	the volatility of the energy marketplace;

▪	the health of the commodities markets;

▪	our ability to attract, incentivize and retain key employees;

▪
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made event;

▪	the level of the Company’s future cash flows and capital investments;

▪	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;

▪
the Company's ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other offerings in the European Union and United Kingdom; and

▪	the impact of changes in applicable tax or accounting requirements, including the impact of the Tax Cuts and Jobs Act on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors, in this Annual Report on Form 10-K.

About S&P Global
S&P Global is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering deep data and insights on critical business factors including ESG. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 23,000 employees in 35 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Senior Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
David Guarino
Chief Communications Officer
(212) 438-1471 (office)
dave.guarino@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Periods ended December 31, 2019 and 2018
(dollars in millions, except per share data)

(unaudited)	Three Months			Twelve Months
	2019	2018	% Change	2019	2018	% Change

Revenue	$1,735	$1,536	13%	$6,699	$6,258	7%
Expenses	917	832	10%	3,522	3,468	2%
Gain on dispositions	—	—	N/M	(49)	—	N/M
Operating profit	818	704	16%	3,226	2,790	16%
Other expense (income), net	(6)	(2)	N/M	98	(25)	N/M
Interest expense, net	93	36	N/M	198	134	48%
Income before taxes on income	731	670	9%	2,930	2,681	9%
Provision for taxes on income	146	119	22%	627	560	12%
Net income	585	551	6%	2,303	2,121	9%
Less: net income attributable to noncontrolling interests	(44)	(39)	13%	(180)	(163)	(10)%
Net income attributable to S&P Global Inc.	$541	$512	6%	$2,123	$1,958	8%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$2.22	$2.06	8%	$8.65	$7.80	11%
Diluted	$2.20	$2.03	8%	$8.60	$7.73	11%

Weighted-average number of common shares outstanding:
Basic	244.0	249.0		245.4	250.9
Diluted	245.6	251.5		246.9	253.2

Actual shares outstanding at year end				244.0	248.4

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
December 31, 2019 and 2018
(dollars in millions)

(unaudited)	2019	2018

Assets:
Cash, cash equivalents, and restricted cash	$2,886	$1,958
Other current assets	1,826	1,629
Total current assets	4,712	3,587
Property and equipment, net	320	270
Right of use assets	676	—
Goodwill and other intangible assets, net	4,999	5,059
Other non-current assets	641	525
Total assets	$11,348	$9,441

Liabilities and Equity:
Unearned revenue	$1,928	$1,641
Other current liabilities	1,165	989
Long-term debt	3,948	3,662
Lease liabilities — non-current	620	—
Pension, other postretirement benefits and other non-current liabilities	883	845
Total liabilities	8,544	7,137
Redeemable noncontrolling interest	2,268	1,620
Total equity	536	684
Total liabilities and equity	$11,348	$9,441

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2019 and 2018
(dollars in millions)

(unaudited)	2019	2018

Operating Activities:
Net income	$2,303	$2,121
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	82	84
Amortization of intangibles	122	122
Deferred income taxes	46	81
Stock-based compensation	78	94
Gain on dispositions	(49)	—
Other	196	74
Accrued legal settlements	(1)	(108)
Net changes in other operating assets and liabilities	(1)	(404)
Cash provided by operating activities	2,776	2,064

Investing Activities:
Capital expenditures	(115)	(113)
Acquisitions, net of cash acquired	(91)	(401)
Proceeds from dispositions	85	6
Changes in short-term investments	(10)	(5)
Cash used for investing activities	(131)	(513)

Financing Activities:
Proceeds from issuance of senior notes, net	1,086	489
Payments on senior notes	(868)	(403)
Dividends paid to shareholders	(560)	(503)
Distributions to noncontrolling interest holders, net	(143)	(154)
Repurchase of treasury shares	(1,240)	(1,660)
Exercise of stock options, employee withholding tax on share-based payments and other	(26)	(57)
Cash used for financing activities	(1,751)	(2,288)
Effect of exchange rate changes on cash	34	(84)
Net change in cash, cash equivalents, and restricted cash	928	(821)
Cash, cash equivalents, and restricted cash at beginning of year	1,958	2,779
Cash, cash equivalents, and restricted cash at end of year	$2,886	$1,958

Exhibit 4

S&P Global
Operating Results by Segment
Periods ended December 31, 2019 and 2018
(dollars in millions)

(unaudited)	Three Months			Twelve Months
	Revenue			Revenue

	2019	2018	% Change	2019	2018	% Change

Ratings	$820	$661	24%	$3,106	$2,883	8%
Market Intelligence	502	478	5%	1,959	1,833	7%
Platts	213	210	1%	844	815	4%
Indices	233	215	9%	918	837	10%
Corporate	—	5	N/M	—	15	N/M
Intersegment Elimination	(33)	(33)	(2)%	(128)	(125)	(2)%
Total revenue	$1,735	$1,536	13%	$6,699	$6,258	7%

	Expenses			Expenses

	2019	2018	% Change	2019	2018	% Change

Ratings (a)	$347	$304	14%	$1,343	$1,353	(1)%
Market Intelligence (b)	357	317	13%	1,352	1,288	5%
Platts (c)	108	113	(5)%	406	432	(6)%
Indices (d)	76	72	6%	288	274	5%
Corporate Unallocated expense (e)	62	59	5%	212	246	(14)%
Intersegment Elimination	(33)	(33)	(2)%	(128)	(125)	(2)%
Total expenses	$917	$832	10%	$3,473	$3,468	—%

	Operating Profit (Loss)			Operating Profit (Loss)

	2019	2018	% Change	2019	2018	% Change

Ratings (a)	$473	$357	33%	$1,763	$1,530	15%
Market Intelligence (b)	145	161	(10)%	607	545	11%
Platts (c)	105	97	8%	438	383	15%
Indices (d)	157	143	10%	630	563	12%
Total reportable segments	880	758	16%	3,438	3,021	14%
Corporate Unallocated (e)	(62)	(54)	(15)%	(212)	(231)	8%
Total operating profit	$818	$704	16%	$3,226	$2,790	16%

N/M - not meaningful

(a)
The twelve months ended December 31, 2019 includes employee severance charges of $11 million. The three and twelve months ended December 31, 2018 includes legal settlement expenses of $1 million and $74 million, respectively. The three and twelve months ended December 31, 2018 includes employee severance charges of $8 million. Additionally, amortization of intangibles from acquisitions of $1 million is included for the three months ended December 31, 2018 and $2 million for the twelve months ended December 31, 2019 and 2018.

(b)
The three and twelve months ended December 31, 2019 includes employee severance charges of $4 million and $6 million, respectively, and acquisition-related costs of $4 million for the three and twelve months ended December 31, 2019. As of July 1, 2019, we completed the sale of SPIAS and the results are included in Market Intelligence results through that date. The twelve months ended December 31, 2019 also includes a gain on the sale of SPIAS of $22 million. The three months ended December 31, 2018 includes employee severance charges of $5 million and the twelve months ended December 31, 2018 includes restructuring charges related to a business disposition and employee severance charges of $7 million. Additionally, amortization of intangibles from acquisitions of $19 million and $18 million are included for the three months ended December 31, 2019 and 2018, respectively, and $75 million and $73 million for the twelve months ended December 31, 2019 and 2018, respectively.

(c)
As of July 31, 2019, we completed the sale of RigData and the results are included in Platts results through that date. The twelve months ended December 31, 2019 includes a gain on the sale of RigData of $27 million and employee severance charges of $1 million. Additionally, amortization of intangibles from acquisitions of $2 million and $4 million are included for the three months ended December 31, 2019 and 2018, respectively, and $12 million and $18 million for the twelve months ended December 31, 2019 and 2018, respectively.

Exhibit 4

(d)	Amortization of intangibles from acquisitions of $1 million are included for the three months ended December 31, 2019 and 2018 and $6 million for the twelve months ended December 31, 2019 and 2018.

(e)
The three and twelve months ended December 31, 2019 includes Kensho retention related expense of $4 million and $21 million, respectively. The three and twelve months ended December 31, 2019 includes lease impairments of $6 million and $11 million, respectively, and employee severance charges of $1 million and $7 million, respectively. The three and twelve months ended December 31, 2018 includes Kensho retention related expense of $9 million and $31 million, respectively. The twelve months ended December 31, 2018 includes lease impairments of $11 million and employee severance charges of $3 million and $10 million for the three and twelve months ended December 31, 2018, respectively. Additionally, amortization of intangibles from acquisitions of $7 million are included for the three months ended December 31, 2019 and 2018 and $28 million and $23 million for the twelve months ended December 31, 2019 and 2018, respectively.

Exhibit 5

S&P Global
Operating Results by Segment - Reported vs. Performance
Non-GAAP Financial Information
Periods ended December 31, 2019 and 2018
(dollars in millions, except per share amounts)

Adjusted Operating Profit

(unaudited)		Three Months			Twelve Months
		2019	2018	% Change	2019	2018	% Change

Ratings	Operating profit	$473	$357	33%	$1,763	$1,530	15%
	Non-GAAP adjustments (a)	—	9		11	82
	Deal-related amortization	—	1		2	2
	Adjusted operating profit	$473	$367	29%	$1,776	$1,614	10%

Market Intelligence	Operating profit	$145	$161	(10)%	$607	$545	11%
	Non-GAAP adjustments (b)	8	5		(13)	7
	Deal-related amortization	19	18		75	73
	Adjusted operating profit	$172	$184	(6)%	$670	$625	7%

Platts	Operating profit	$105	$97	8%	$438	$383	15%
	Non-GAAP adjustments (c)	—	—		(26)	—
	Deal-related amortization	2	4		12	18
	Adjusted operating profit	$107	$101	6%	$424	$401	6%

Indices	Operating profit	$157	$143	10%	$630	$563	12%
	Deal-related amortization	1	1		6	6
	Adjusted operating profit	$158	$144	10%	$635	$568	12%

Total Segments	Operating profit	$880	$758	16%	$3,438	$3,021	14%
	Non-GAAP adjustments (a) (b) (c)	8	14		(27)	89
	Deal-related amortization	23	24		94	99
	Adjusted segment operating profit	$911	$796	14%	$3,505	$3,208	9%

Corporate Unallocated	Corporate Unallocated	$(62)	$(54)	(15)%	$(212)	$(231)	8%
	Non-GAAP adjustments (d)	10	12		39	52
	Deal-related amortization	7	7		28	23
	Adjusted Corporate Unallocated	$(45)	$(35)	(27)%	$(145)	$(156)	7%

Total SPGI	Operating profit	$818	$704	16%	$3,226	$2,790	16%
	Non-GAAP adjustments (a) (b) (c) (d)	19	26		12	141
	Deal-related amortization	30	31		122	122
	Adjusted operating profit	$866	$761	14%	$3,360	$3,052	10%

Adjusted Other Expense (Income), net

(unaudited)	Three Months			Twelve Months
	2019	2018	% Change	2019	2018	% Change

Other expense (income), net	$(6)	$(2)	N/M	$98	$(25)	N/M
Non-GAAP adjustments (e)	—	(5)		(113)	(5)
Adjusted other expense (income), net	$(6)	$(7)	19%	$(14)	$(29)	52%

Exhibit 5

Adjusted Interest Expense, net

(unaudited)	Three Months			Twelve Months
	2019	2018	% Change	2019	2018	% Change

Interest expense, net	$93	$36	N/M	$198	$134	48%
Non-GAAP adjustments (f)	57	—		57	—
Adjusted interest expense, net	$36	$36	—%	$141	$134	5%

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Twelve Months
	2019	2018	% Change	2019	2018	% Change

Provision for income taxes	$146	$119	22%	$627	$560	12%
Non-GAAP adjustments (a) (b) (c) (d) (e) (f) (g)	19	7		45	44
Deal-related amortization	7	7		29	29
Adjusted provision for income taxes	$171	$134	28%	$702	$633	11%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Twelve Months
	2019	2018	% Change	2019	2018	% Change

Adjusted operating profit	$866	$761	14%	$3,360	$3,052	10%
Adjusted other expense (income), net	(6)	(7)		(14)	(29)
Adjusted interest expense	36	36		141	134
Adjusted income before taxes on income	836	732	14%	3,233	2,948	10%
Adjusted provision for income taxes	171	134		702	633
Adjusted effective tax rate [1]	20.4%	18.3%		21.7%	21.5%

1 The adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes by the adjusted income before taxes on income.

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2019		2018		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As reported	$541	$2.20	$512	$2.03	6%	8%
Non-GAAP adjustments (a) (b) (c) (d) (e) (f) (g)	57	0.23	23	0.09
Deal-related amortization	23	0.09	24	0.09
Adjusted	$621	$2.53	$559	$2.22	11%	14%

	Twelve Months
As reported	$2,123	$8.60	$1,958	$7.73	8%	11%
Non-GAAP adjustments (a) (b) (c) (d) (e) (f) (g)	136	0.55	102	0.40
Deal-related amortization	92	0.37	92	0.36
Adjusted	$2,352	$9.53	$2,152	$8.50	9%	12%

N/M - not meaningful
Note - Totals presented may not sum due to rounding.

Exhibit 5

Note - Total SPGI adjusted operating profit for the three and twelve months ended December 31, 2019 include revenue of $1,735 million and $6,699 million, respectively, and adjusted total expense of $869 million and $3,339 million, respectively. Total SPGI adjusted operating profit for the three and twelve months ended December 31, 2018 include revenue of $1,536 million and $6,258 million, respectively, and adjusted total expense of $775 million and $3,206 million, respectively.
Note - Adjusted operating profit margin for Ratings, Market Intelligence, Platts and Indices was 58%, 34%, 50% and 68% for the three months ended December 31, 2019. Adjusted operating profit margin for Ratings, Market Intelligence, Platts and Indices was 57%, 34%, 50% and 69% for the twelve months ended December 31, 2019. Adjusted operating profit margin for the Company was 50% for both the three and twelve months ended December 31, 2019. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue.

(a)
The twelve months ended December 31, 2019 includes employee severance charges of $11 million ($9 million after-tax). The three and twelve months ended December 31, 2018 includes legal settlement expenses of $1 million ($1 million after-tax) and $74 million ($56 million after-tax), respectively. The three and twelve months ended December 31, 2018 includes employee severance charges of $8 million ($6 million after-tax).

(b)
The three and twelve months ended December 31, 2019 includes employee severance charges of $4 million ($3 million after-tax) and $6 million ($4 million after-tax), respectively, and acquisition-related costs of $4 million ($3 million after-tax) for the three and twelve months ended December 31, 2019. As of July 1, 2019, we completed the sale of SPIAS and the results are included in Market Intelligence results through that date. The twelve months ended December 31, 2019 also includes a gain on the sale of SPIAS of $22 million ($12 million after-tax). The three months ended December 31, 2018 includes employee severance charges of $5 million ($4 million after-tax) and the twelve months ended December 31, 2018 includes restructuring charges related to a business disposition and employee severance charges of $7 million ($5 million after-tax).

(c)
As of July 31, 2019, we completed the sale of RigData and the results are included in Platts results through that date. The twelve months ended December 31, 2019 includes a gain on the sale of RigData of $27 million ($26 million after-tax) and employee severance charges of $1 million ($1 million after-tax).

(d)
The three and twelve months ended December 31, 2019 includes Kensho retention related expense of $4 million ($3 million after-tax) and $21 million ($16 million after-tax), respectively. The three and twelve months ended December 31, 2019 includes lease impairments of $6 million ($4 million after-tax) and $11 million ($8 million after-tax), respectively, and employee severance charges of $1 million ($1million after-tax) and $7 million ($6 million after-tax). The three and twelve months ended December 31, 2018 includes Kensho retention related expense of $9 million ($7 million after-tax) and $31 million ($24 million after-tax), respectively. The twelve months ended December 31, 2018 includes lease impairments of $11 million ($8 million after-tax) and employee severance charges of $3 million ($2 million after-tax) and $10 million ($7 million after-tax) for the three and twelve months ended December 31, 2018, respectively.

(e)
The twelve months ended December 31, 2019 includes a pension related charge of $113 million ($85 million after-tax). The three and twelve months ended December 31, 2018 includes a pension related charge of $5 million ($4 million after-tax).

(f)	The three and twelve months ended December 31, 2019 include costs associated with early repayment of our Senior Notes of $57 million ($43 million after-tax).

(g)	The twelve months ended December 31, 2018 includes an adjustment to the provisional tax charge recorded in the fourth quarter of 2017 of $8 million.

Exhibit 6

S&P Global
Revenue Information
Periods ended December 31, 2019 and 2018
(dollars in millions)
Revenue by Type

(unaudited)	Three Months
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
	Ratings			Market Intelligence			Platts
Subscription (a)	$—	$—	N/M	$488	$464	5%	$195	$193	1%
Non-Subscription / Transaction (b)	429	277	55%	14	9	55%	3	3	(1)%
Non-Transaction (c)	391	384	2%	—	—	N/M	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	—	5	(97)%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	15	14	6%
Total revenue	$820	$661	24%	$502	$478	5%	$213	$210	1%

	Indices			Corporate			Intersegment Elimination
Subscription (a)	$43	$41	4%	$—	$5	N/M	$—	$—	N/M
Non-Subscription / Transaction (b)	—	—	N/M	—	—	N/M	—	—	N/M
Non-Transaction (c)	—	—	N/M	—	—	N/M	(33)	(33)	(2)%
Asset-Linked Fees (d)	159	126	27%	—	—	N/M	—	—	N/M
Sales Usage-Based Royalties (e)	31	48	(35)%	—	—	N/M	—	—	N/M
Total revenue	$233	$215	9%	$—	$5	N/M	$(33)	$(33)	(2)%

(unaudited)	Twelve Months
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
	Ratings			Market Intelligence			Platts
Subscription (a)	$—	$—	N/M	$1,904	$1,773	7%	$774	$750	3%
Non-Subscription / Transaction (b)	1,577	1,350	17%	45	40	12%	10	11	(5)%
Non-Transaction (c)	1,529	1,533	—%	—	—	N/M	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	10	20	(50)%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	60	54	11%
Total revenue	$3,106	$2,883	8%	$1,959	$1,833	7%	$844	$815	4%

	Indices			Corporate			Intersegment Elimination
Subscription (a)	$165	$144	14%	$—	$15	N/M	$—	$—	N/M
Non-Subscription / Transaction (b)	—	—	N/M	—	—	N/M	—	—	N/M
Non-Transaction (c)	—	—	N/M	—	—	N/M	(128)	(125)	(2)%
Asset-Linked Fees (d)	613	522	18%	—	—	N/M	—	—	N/M
Sales Usage-Based Royalties (e)	140	171	(18)%	—	—	N/M	—	—	N/M
Total revenue	$918	$837	10%	$—	$15	N/M	$(128)	$(125)	(2)%

N/M - not meaningful
Note - In the third quarter of 2019, we reevaluated our transaction and non-transaction revenue presentation which resulted in a reclassification from transaction revenue to non-transaction revenue of $6 million and $27 million for the three and twelve months ended December 31, 2018.

(a)
Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.

Exhibit 6

(b)	Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.

(c)
Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $31 million and $118 million for the three and twelve months ended December 31, 2019, respectively, and $28 million and $109 million for the three and twelve months ended December 31, 2018, respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.

(d)	Asset-linked fees primarily is related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.

(e)
Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

Revenue by Geographic Area

(unaudited)	U.S.			International
	2019	2018	% Change	2019	2018	% Change

	Three Months
Ratings	$436	$354	23%	$384	$307	25%
Market Intelligence	302	304	(1)%	200	174	15%
Platts	70	72	(4)%	143	138	4%
Indices	191	188	1%	42	27	58%
Corporate	—	5	N/M	—	—	N/M
Intersegment elimination	(15)	(17)	8%	(18)	(16)	(12)%
Total revenue	$984	$906	8%	$751	$630	20%

	Twelve Months
Ratings	$1,745	$1,619	8%	$1,361	$1,264	8%
Market Intelligence	1,213	1,180	3%	746	653	14%
Platts	281	283	—%	563	532	6%
Indices	772	719	7%	146	118	24%
Corporate	—	15	N/M	—	—	N/M
Intersegment elimination	(62)	(66)	6%	(66)	(59)	(12)%
Total revenue	$3,949	$3,750	5%	$2,750	$2,508	10%

.

Exhibit 7

S&P Global
Non-GAAP Financial Information
Periods ended December 31, 2019 and 2018
(dollars in millions)
Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Twelve Months
	2019	2018
Cash provided by operating activities	$2,776	$2,064
Capital expenditures	(115)	(113)
Distributions to noncontrolling interest holders, net	(143)	(154)
Free cash flow	$2,518	$1,797
Settlement of prior-year tax audits	51	73
Tax on gain from sale of SPIAS and RigData	13	—
Payment of legal settlements	1	180
Tax benefit from legal settlements	—	(44)
Free cash flow excluding above items	$2,583	$2,006

 S&P Global Organic Revenue

(unaudited)	Three Months			Twelve Months
	2019	2018	% Change	2019	2018	% Change
Total revenue	$1,735	$1,536	13%	$6,699	$6,258	7%
Ratings acquisition	—	—		(2)	(1)
Market Intelligence acquisitions and divestiture	(2)	(5)		(22)	(21)
Platts acquisitions and divestitures	—	(3)		(6)	(10)
Total adjusted revenue	$1,733	$1,528	13%	$6,669	$6,226	7%

Ratings Organic Revenue

(unaudited)	Three Months			Twelve Months
	2019	2018	% Change	2019	2018	% Change
Ratings revenue	$820	$661	24%	$3,106	$2,883	8%
Acquisition	—	—		(2)	(1)
Adjusted Ratings revenue	$820	$661	24%	$3,104	$2,882	8%

Market Intelligence Organic Revenue

(unaudited)	Three Months			Twelve Months
	2019	2018	% Change	2019	2018	% Change
Market Intelligence revenue	$502	$478	5%	$1,959	$1,833	7%
Acquisitions and divestiture	(3)	(5)		(24)	(21)
Adjusted Market Intelligence revenue	$499	$473	6%	$1,935	$1,812	7%

Platts Organic Revenue

(unaudited)	Three Months			Twelve Months
	2019	2018	% Change	2019	2018	% Change
Platts revenue	$213	$210	1%	$844	$815	4%
Acquisitions and divestiture	—	(3)		(6)	(10)
Adjusted Platts revenue	$213	$207	2%	$838	$805	4%

Indices Organic Revenue

(unaudited)	Three Months			Twelve Months
	2019	2018	% Change	2019	2018	% Change
Indices revenue	$233	$215	9%	$918	$837	10%
Acquisitions and divestitures	—	—		—	—
Adjusted Indices revenue	$233	$215	9%	$918	$837	10%

Exhibit 7

Adjusted Indices Net Operating Profit

(unaudited)	Three Months			Twelve Months
	2019	2018	% Change	2019	2018	% Change
Adjusted operating profit	$158	$144	10%	$635	$568	12%
Less: income attributable to NCI	42	38		170	151
Adjusted Net Operating Profit	$116	$106	9%	$465	$417	12%

Exhibit 8

S&P Global
Non-GAAP Financial Information

Reconciliation of 2020 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$10.00	$10.20
Deal-related amortization	0.37	0.37
Compensation for replacement equity awards and retention plans	0.03	0.03
Non-GAAP Diluted EPS	$10.40	$10.60